Exhibit 99.2

Phase 1 Study of OGX-427 Presented at the ASCO 2012

Genitourinary Cancers Symposium Shows Early Evidence of Activity

in Bladder Cancer

Data Support Ongoing Phase 2 Study in Metastatic Bladder Cancer

Bothell, WA and Vancouver, British Columbia, February 2, 2012 – OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) announced today preliminary results from an investigator-sponsored Phase 1 study of patients with superficial bladder cancer with its investigational compound OGX-427, which is designed to inhibit the production of Hsp27. Hsp27 is a cell-survival protein expressed in many types of cancers including prostate, bladder, breast and non-small cell lung cancer. Overexpression of Hsp27 is thought to be an important factor leading to the development of treatment resistance and is associated with negative clinical outcomes in patients with various tumor types.

The Phase 1 data are being presented in conjunction with the American Society of Clinical Oncology (ASCO) 2012 Genitourinary Cancers Symposium held this weekend in San Francisco. Results of a Phase 2 study of OGX-427 in patients with castrate-resistant prostate cancer will also be presented at this meeting.

In patients with superficial bladder cancer, preliminary results of this Phase 1 study demonstrated a trend towards decreased levels of Hsp27 and increased tumor cell death rates after intravesical treatment with OGX-427. Additionally, of the 15 patients treated with OGX-427, 33% had complete responses with no pathologic evidence of disease observed in post-surgical tissue following 4 doses of OGX-427 administered intravesically over an 8 day period. The absence of residual disease post OGX-427 intravesical treatment prevented evaluation of Hsp27 levels and tumor cell death rates within tumor cells in these patients.

“The primary objective of this study was to evaluate pharmacokinetic (PK) and pharmacodynamic (PD) effects of OGX-427 intravesical administration. Interestingly, the complete response rate observed to date is higher than expected,” said Dr. Alan So, the study’s principal investigator and a urologic oncologist at the Vancouver Prostate Centre at The University of British Columbia. “We will continue enrolling additional patients with larger tumors and continue to evaluate the effect of higher OGX-427 doses on Hsp27 levels.”

No significant drug-related adverse events were reported and no dose limiting toxicity has been observed. One patient developed gross hematuria (grade I) within 24 hours of administration of OGX-427 that spontaneously resolved. Authors concluded OGX-427 was well tolerated with minimal toxicity.

OncoGenex is hosting an investigator panel today (February 2, 2012) to discuss these preliminary study results as well as development plans including an on-going, randomized, Phase 2 study evaluating OGX-427 in combination with gemcitabine and cisplatin in patients with metastatic bladder cancer.

The event will be held live at 6:35pm PT in San Francisco and will also be available via live webcast. To access the event, log on to the Investor Relations page of the OncoGenex website at www.oncogenex.com. A replay will be available for approximately 90 days following the event.

About OncoGenex Pharmaceuticals

OncoGenex is a biopharmaceutical company committed to the development and commercialization of new cancer therapies that address treatment resistance in cancer patients. OncoGenex has a diverse oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OncoGenex and Teva Pharmaceutical Industries Ltd. (NASDAQ: TEVA) have entered a global collaboration and license agreement to develop and commercialize OncoGenex’ lead drug candidate, custirsen. Custirsen is currently in Phase 3 clinical development as a treatment in men with metastatic castrate-resistant prostate cancer. The companies plan to begin Phase 3 development of custirsen in first-line treatment of advanced, unresectable non-small cell lung cancer. OGX-427 is in Phase 2 clinical development; CSP-9222 and OGX-225 are currently in pre-clinical development. More information is available at www.OncoGenex.com.

OncoGenex’ Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning our anticipated product development activities, such as expected clinical trial initiation and statements regarding the potential benefits and potential development of our product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that final trial results will not demonstrate the same or any potential benefit as observed in preliminary trial results, the risk that subsequent studies may not confirm earlier trial results, the risk of delays in our expected clinical trials, the risk that new developments in the rapidly evolving cancer therapy landscape require changes in our clinical trial plans or limit the potential benefits of our product and the other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including the Company’s Quarterly Report on Form 10-Q for third quarter ended September 30, 2011. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Media Contact:

Jaime Welch

jwelch@oncogenex.com

604-630-5403

Investor Relations Contact:

Susan Specht

sspecht@oncogenex.com

425-686-1535